                                                                  Exhibit 99.1

FLAGSTONE RE REPORTS DILUTED BOOK VALUE PER SHARE
OF $13.97 FOR END OF FOURTH QUARTER 2009

HAMILTON, Bermuda, February 16, 2010 (BUSINESS WIRE) - Flagstone Reinsurance Holdings Limited (NYSE: FSR) today announced fourth quarter 2009 basic book value per share of $14.56 and diluted book value per share of $13.97, up 6.4% and 6.0%, respectively, for the quarter (percentages inclusive of dividends).  Net income attributable to Flagstone’s common shareholders for the quarter ended December 31, 2009, was $71.5 million, or $0.86 per diluted share, compared to a net loss of $75.6 million, or a loss of $0.89 per diluted share, for the quarter ended December 31, 2008.  Net income available to common shareholders for the year ended December 31, 2009 was $242.2 million, or $2.87 per diluted share, compared to a net loss of $187.3 million, or a loss of $2.20 per diluted share, for the year ended December 31, 2008.

Operating highlights for the periods ended December 31, 2009 and 2008 included the following:

	Quarter Ended December 31,			Year Ended December 31,
	2009	2008	% change	2009	2008	% change
	(Expressed in millions of U.S. dollars, except % changes and ratios)

Operating income (1)	$58.4	$44.2	32.1%	$194.5	$96.5	101.6%

Gross premiums written	$123.7	$95.2	29.9%	$988.5	$781.9	26.4%

Net premiums earned	$203.1	$188.5	7.8%	$758.5	$654.2	15.9%

Combined ratio	73.3%	75.9%		74.7%	89.4%

Total return on investments	1.4%	(7.8)%		4.6%	(13.9)%

1Operating income (loss) is defined as net income (loss) attributable to Flagstone adjusted for net realized and unrealized gains (losses) – investments, net realized and unrealized gains (losses) – other, net foreign exchange losses (gains), and non-recurring items.

Chairman Mark Byrne commented: “2009 was an excellent year.  Our diluted book value increased 6% for the quarter and 24.6% for the year, resulting in the most profitable year in our operating history.  As we de-risked the investment portfolio in October 2008, the 2009 result is almost entirely a function of core underwriting returns, rather than movement in asset values. Our core operating results were strong with a 74.7% combined ratio. This clearly demonstrates the value created by our investment in industry-leading technologies and a powerful analytical staff as well as being a direct result of the quality and efficiency of our global platform. We are pleased about the level of diversification of our book and the growth and penetration we have achieved with our non-cat specialty lines business.  We have now achieved our desired 50/50 split of non-cat to catastrophe-exposed business, a level of diversification that allows us to participate fully in the best priced sectors of the market while remaining less exposed to capital loss from significant catastrophic events.

Our investment portfolio continues to be conservative, allowing us to take advantage of the pricing and opportunities in the reinsurance markets. We plan to remain cautiously positioned on the investment side in 2010, with 85-90% of our assets in high grade fixed income securities and cash.  Notably, we successfully purchased protection from Montana Re, our third such Catastrophe Bond transaction, further optimizing our capital structure.  This protection will allow us to lessen our purchase of traditional retrocessional cover going forward and positions us as a safe, secure partner for our clients and a superior value proposition for our investors.

Our Lloyds operation, Marlborough, continues to develop and has added immensely to our opportunity set, while we continue to streamline and enhance the rest of our global platform. In 2009 we added further offices in Rio de Janeiro and New York.  The Rio office allows us access to the growing Brazilian market, and the opening of our agency in New York has opened up the North American Marine and Energy market on both a primary and reinsurance basis.

It should be noted, that since our reinsurance book is exposed to catastrophes, our results will not necessarily be smooth from quarter to quarter.  However, our diversifying business lines, and our geographically diversified catastrophe business should result in an overall decrease to our core earnings variability.”

CEO David Brown added: “We have worked hard since 2006 building a platform to produce quality underwriting opportunities from around the globe. We are delighted to see the benefits of that strategy rewarding us in the 4th quarter and for 2009 as a whole.  We achieved a 33.9% loss ratio which produced an underwriting profit of $61.5 million for the quarter. For the year, our loss ratio was 37.3% producing underwriting profits of $210.8 million.  The significant diversification, both geographically and by line of business, means that we have an immense global set of opportunities to choose from, which coupled with our selective underwriting approach, results in superior and sustainable underwriting performance.  This diversification also allows us to keep single event risk manageable and increases our premium to surplus ratio.

Our written premium for the 4th quarter was $123.7 million which represents an increase of 29.9% over the same quarter last year and brings our total premium for the year to $988.5 million which is a 26.4% increase from 2008.  This increase was prudently done; we grow by sourcing as much business as possible and then selecting only the risks that meet our strict pricing targets.  The acceleration in premium growth in the fourth quarter and for the year reflects the significant business we are seeing from both our global platform primarily from the inclusion of business from our operation at Lloyds, which continues to ramp up as far as the business production is concerned.

We are pleased with our business written at January 1, 2010, and satisfied generally with the level of rates, as despite some minor softening in some markets, we were able to optimize our book and increase the overall quality of our portfolio of risks.  North American wind exposed rates were down within the 5% to 10% range we anticipated however we continued to grow with some high quality clients in the US and Canada where our premiums are up nearly 20%  over the same period last year - in line with  the related increase in aggregate exposures. We achieved this level of favorable signings on the business by leveraging our strong broker and client relationships.   Internationally, the catastrophe market was off 0% to 5% in most regions with the majority of our core programs still presenting above adequate returns which enabled us to maximize our positions. The non catastrophe business saw similar rate reductions of between 0% and 5%.  We continue to target those programs that meet our pricing targets, and avoid programs that we feel are underpriced for the risk they support. In general the market was disciplined and erosion of price was modest on the vast majority of our global portfolio. Our Specialty lines business also grew despite the non-renewal of almost 10% of the business due to the addition of several new programs. Overall we expect cycle management to play an increasing part as the year progresses in order to maintain underwriting and pricing discipline in what is likely to be a more challenging mid-year renewal season than 2009.”

Summary of unaudited consolidated financial data for the periods is as follows:

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(Expressed in thousands of U.S. dollars, except for share data and ratios)
Gross premiums written	$123,707	$95,246	$988,491	$781,889
Net premiums written	$102,877	$84,488	$792,469	$694,698
Net premiums earned	$203,127	$188,503	$758,455	$654,168
Net investment income	$8,859	$3,367	$28,531	$51,398
Loss and loss adjustment expenses	$68,775	$84,051	$283,185	$379,884
Net income (loss) attributable to Flagstone	$71,505	$(75,562)	$242,192	$(187,302)
Total Flagstone shareholders' equity	$1,211,018	$986,013	$1,211,018	$986,013
Combined ratio (1)	73.3%	75.9%	74.7%	89.4%
Basic earnings (loss) per share	$0.86	$(0.89)	$2.87	$(2.20)
Diluted earnings (loss) per share (2)	$0.86	$(0.89)	$2.87	$(2.20)
Basic book value per share	$14.56	$11.61	$14.56	$11.61
Diluted book value per share	$13.97	$11.30	$13.97	$11.30
Change in basic book value per share (3)	6.4%	(8.0)%	26.3%	(16.9)%
Change in diluted book value per share (3)	6.0%	(10.1)%	24.6%	(17.3)%

(1)	Combined ratio is the sum of the loss and expense ratios, which are defined as follows:
a.	Loss ratio is calculated by dividing loss and loss adjustment expenses by net premiums earned.
b.	Expense ratio is calculated by dividing acquisition costs combined with general and administrative expenses by net premiums earned.
(2)	Diluted earnings per share for the quarter ended December 31, 2009 does not contain the effect of:
a.	the warrant conversion as this would be anti- dilutive for GAAP purposes.
b.
the PSU conversion until the end of the performance period, when the number of shares issuable under the PSU Plan will be known. There were 3,305,713 PSU’s expected to vest under the PSU plan as at December 31, 2009.

(3)	Change in basic book value per share and diluted book value per share represent the increase or decrease in book value in the period plus accumulated dividends declared.

Basic and diluted book value per share are non-GAAP financial measures. A reconciliation of these measures to Flagstone’s shareholders’ equity is presented at the end of this release.

Results of Operations

The Company acquired Marlborough, the managing agency for Lloyd’s Syndicate 1861, in November 2008, and as a result has established a new reporting segment which took effect January 1, 2009, when Syndicate 1861 began writing business for the benefit of the Company.  The Company reports its results to the chief operating decision maker based on three reporting segments: Reinsurance, Lloyd’s and Insurance. The Company regularly reviews its financial results and assesses performance on the basis of these three operating segments. Please refer to the “Segment Reporting” table on page 10 for more information.

Underwriting results

Reinsurance segment

Gross premiums written for the Company’s reinsurance segment in the fourth quarter of 2009 were $81.5 million, compared to $86.6 million for the same period in 2008, which represents a decrease in gross premiums written of $5.1 million, or 5.9%. The decrease in the fourth quarter ended December 31, 2009, was mainly due to a decrease in reinstatement premiums in the current quarter due to the absence of significant losses in the current quarter compared to the same period last year in which we had incurred losses due to more catastrophic events, including gross losses related to Hurricane Gustav and Hurricane Ike. The gross premiums written for the year ended December 31, 2009 were $797.0 million compared to $740.2 million for the same period in 2008, an increase in gross premiums written of $56.8 million, or 7.7%.

The gross premiums written in the fourth quarter of 2009 include $32.8 million for property catastrophe, $23.5 million for other property and $25.2 million for specialty, compared to $36.4 million, $15.4 million and $34.8 million, respectively, for the same quarter in 2008. For the year ended December 31, 2009, gross premiums written included $503.0 million for property catastrophe, $142.2 million for other property and $151.8 million for specialty, compared to $492.8 million, $94.7 million and $152.7 million, respectively, for the same period in 2008.

Reinsurance premiums ceded for the quarter ended December 31, 2009 and 2008, were $20.2 million and $7.9 million (24.8% and 9.2% of gross reinsurance premiums written), respectively, representing an increase of $12.3 million. The increase in amount of reinsurance premiums ceded for the quarter ended December 31, 2009 is primarily a result of Montana Re, the catastrophe bond we issued during the quarter. Reinsurance premiums ceded for the year ended December 31, 2009 and 2008, were $140.9 million and $46.6 million (17.7% and 6.3% of gross reinsurance premiums written), respectively, representing an increase of $94.3 million. The increase in amount of reinsurance premiums ceded for the year ended December 31, 2009 was designed to increase our underwriting capacity and to provide additional protection against potential high severity loss events.

Reinsurance net premiums earned were $177.4 million for the fourth quarter ended December 31, 2009, compared to $186.5 million for the same period in 2008, representing a decrease of $9.1 million, or 4.9%, mainly due to the decrease in reinstatement premiums as mentioned above, which are fully earned in the period. Reinsurance net premiums earned were $689.5 million for the year ended December 31, 2009, compared to $641.5 million for the same period in 2008, representing an increase of $48.0 million, or 7.5%. The increase is primarily due to ongoing growth in premium writings, partially offset by an increase in premiums ceded.

Flagstone’s reinsurance segment reported a combined ratio of 66.3% for the fourth quarter of 2009 compared to 74.6% for the fourth quarter of 2008.  The combined ratio for the year ended December 31, 2009, was 70.0% compared to 88.6% for the same period in 2008.

Loss and loss adjustment expenses were $52.1 million for the fourth quarter of 2009, representing a loss ratio of 29.4% compared to $83.2 million and a loss ratio of 44.6% for the same period in 2008.  The decrease in the loss ratio from the fourth quarter of 2008 was primarily due to the absence of significant losses in the current quarter compared to the same period last year in which the Company experienced deterioration of loss estimates associated with Hurricane Ike ($28.8 million).

Loss and loss adjustment expenses were $241.4 million for the year ended December 31, 2009, representing a loss ratio of 35.0%, compared to $377.2 million and a loss ratio of 58.8% for the same period in 2008. The decrease in the loss ratio was primarily due to more severe catastrophic events during 2008 than during 2009.  Significant loss events for 2008 included Hurricane Ike ($158.4 million), Hurricane Gustav ($14.5 million), Chinese winter storms ($18.2 million) and the U.S. Memorial Day weekend storms ($11.1 million).  During the year ended December 31, 2009, based on updated estimates provided by clients and brokers, we have recorded net favorable developments for prior period loss events of $6.6 million, related to reserve releases on several catastrophe events. During the year ended December 31, 2008, the net favorable developments for prior catastrophe events were $15.7 million.

Flagstone’s reinsurance segment acquisition cost ratio was 17.5% for the fourth quarter of 2009, compared to 14.3% for the same period in 2008.  The increase in the acquisition cost ratio in the three months ended December 31, 2009, compared to the same period in 2008, is primarily related to higher levels of profit and sliding scale commissions and an intersegment quota share, which is eliminated on consolidation. The acquisition cost ratio for the year ended December 31, 2009 was 17.7%, compared to 15.8% for the same period in 2008. The increase in acquisition costs for the year ended December 31, 2009 is primarily related to higher levels of premium writings and also includes $14.3 million of acquisition costs in relation to the quota share arrangement with Island Heritage.

General and administrative expenses for the fourth quarter ended December 31, 2009, were $34.4 million compared to $29.3 million for the same period in 2008.  The increase of $5.1 million, in the current quarter as compared to the same period in 2008, is primarily due to higher staff and stock compensation expense resulting from the positive growth in book value in 2009 as opposed to the net loss incurred in the fourth quarter of 2008.  General and administrative expenses for the year ended December 31, 2009, were $119.6 million compared to $90.0 million in the year ended December 31, 2008.   The increase of $29.6 million, in 2009 as compared to 2008 is primarily due to the increase in stock compensation expense of $16.3 million as a result of the net loss incurred in 2008.

Lloyd’s Segment

As a result of the acquisition of Marlborough, the managing agency for Lloyd’s Syndicate 1861, in November 2008, the Company established a new reporting segment.  Syndicate 1861 began writing business for the benefit of Flagstone effective January 1, 2009.  As such, there are no comparative numbers for the prior year.  The net underwriting income (loss) for the Lloyd’s segment for the three and twelve months ended December 31, 2009, amounted to $1.5 million and $(0.5) million, respectively. Due to the start up nature of the 2009 year of account for Syndicate 1861, the level of earned premium income is gradually ramping up with new business writings, placing strain on the underwriting results as the Company has incurred expenses for the full periods. In addition, there is a very limited level of funds available and therefore minimal investment income has been earned to date.

Gross premiums written for the three and twelve months ended December 31, 2009, were $35.9 million and $145.9 million, respectively, and consist primarily of property and specialty lines. For the year ended December 31, 2009, the property line gross premiums written were $60.2 million and the specialty lines were $85.7 million.

Premiums ceded for the three and twelve months ended December 31, 2009 were $(3.3) million and $18.5 million, respectively (9.1% and 12.7% of gross premiums written, respectively). In the normal course of its business, the Company purchases reinsurance in order to manage its exposures. The amount and type of reinsurance that the Company enters into is dependent on a variety of factors, including the cost of a particular reinsurance cover and the nature of its gross premiums written during a particular period.

Net premiums earned for the three and twelve months ended December 31, 2009, totaled $23.6 million and $62.1 million, respectively. The net premiums earned are a function of the timing and amount of premiums written. Due to the start up nature of the syndicate’s writings, premiums earned are growing relative to premium writings.

Other related income, derived from services provided to syndicates and third parties, totaled $4.9 million and $8.7 million, respectively, for the three and twelve months ended December 31, 2009.

Loss and loss adjustment expenses for the three and twelve months ended December 31, 2009, amounted to $16.5 million and $40.8 million, respectively, for a loss ratio of 69.9% and 65.7%, respectively. There were no significant loss events recorded during the three and twelve months ended December 31, 2009.

Acquisition costs for the three and twelve months ended December 31, 2009, totaled $6.1 million and $14.6 million, respectively, for an acquisition cost ratio of 25.7% and 23.5%, respectively.

General and administrative expenses for the three and twelve months ended December 31, 2009 were $4.4 million and $15.9 million, respectively. General and administrative expenses include staff and salary related costs, administration expenses and Lloyd’s specific costs such as syndicate expenses.

Insurance segment

The net underwriting loss for the fourth quarter ended December 31, 2009, amounted to $nil compared to $0.4 million for same period in 2008. For the year ended December 31, 2009, underwriting income totaled $0.9 million compared to $0.4 million for the same period in 2008.

Gross premiums written were $14.2 million and $84.2 million, respectively, for the three and twelve months ended December 31, 2009, compared to $13.4 million and $76.9 million, respectively, for the same periods ended December 31, 2008.  The increases for the three and twelve months ended December 31, 2009, were primarily related to continued growth in the Cayman Islands, Bahamas and Turks and Caicos. Contracts are written on a per risk basis and consist primarily of property lines.

Insurance premiums ceded for the three and twelve months ended December 31, 2009, were $11.8 million and $75.3 million, respectively, compared to $7.6 million and $75.8 million, respectively, for the same periods ended December 31, 2008.

Net premiums earned for the three and twelve months ended December 31, 2009, were $2.1 million and $6.8 million, respectively, compared to $2.0 million and $12.7 million, respectively, for the same periods ended December 31, 2008. The net premiums earned for 2009 were lower compared to 2008, primarily due to the difference in the reinsurance program in place for both years.

Loss and loss adjustment expenses, acquisition costs and general and administrative expenses incurred totaled $8.2 million and $26.9 million, respectively, for the three and twelve months ended December 31, 2009, compared to $7.5 million and $25.6 million, respectively, for the three and twelve months ended December 31, 2008.

Investment results

The total return on the Company’s investment portfolio, excluding noncontrolling interests in the investment portfolio, comprises investment income and realized and unrealized gains (losses) on investments. For the three and twelve months ended December 31, 2009, the total return on invested assets was 1.4% and 4.6%, respectively compared to (7.8)% and (13.9)%, respectively, for the three and twelve months ended December 31, 2008. The change in the return on invested assets of 9.2% and 18.5% during the three and twelve months ended December 31, 2009, compared to the same periods in 2008, is primarily due to significant investment losses incurred in Q4, 2008 due to the financial crisis and subsequent change in our investment allocation to predominantly a fixed income and cash portfolio.

Net investment income

Net investment income for the three months ended December 31 2009, was $8.9 million, compared to $3.4 million for the same period in 2008, an increase of $5.5 million. Net investment income for the year ended December 31, 2009, was $28.5 million compared to $51.4 million for the same period in 2008, a decrease of $22.9 million, principally due to a significant decrease in interest rates since the previous year.

Net realized and unrealized gains and losses – investments

Net realized and unrealized gains on the Company’s investment portfolio for the three months and twelve months ended December 31, 2009, amounted to $13.2 million and $39.7 million, respectively, compared to net realized and unrealized losses of $111.8 and $272.2 million, for the three and twelve months ended December 31, 2008, respectively.  These amounts comprise net realized and unrealized gains and losses on our fixed maturities, equities, other investments and on our investment portfolio of derivatives which includes US equity, global equity, global bond, commodity and real estate futures, “to be announced” mortgage-backed securities, interest rate swaps and total return swaps.  The increase during the three and twelve months ended December 31, 2009 compared to the same period in 2008, was primarily due to our allocation to equities and commodities in 2008 being negatively impacted by the global financial crisis.

Treasury hedging and other

Net realized and unrealized gains and losses – other

The Company's policy is to hedge the majority of its non-investment currency exposure with derivative instruments such as foreign currency swaps and forward currency contracts. Net realized and unrealized gains (losses) - other amounted to $nil and $11.3 million, respectively, for the three and twelve months ended December 31, 2009 compared to $13.8 million and $11.6 million, respectively, for the same periods in 2008.

The primary components of the $nil and $11.3 million gains for the three and twelve months ended December 31, 2009, are as follows:

		Quarter ended	Year ended
		December 31, 2009	December 31, 2009
Balance sheet hedge:		(Expressed in millions of U.S. dollars)
-	Foreign currency forwards, hedges on reinsurance balances and ineffective piece of Flagstone's designated hedges on investments in subsidiaries:	$(0.6)	$8.2
-	Foreign currency swaps on Flagstone's subordinated debt:	$(0.3)	$0.7
Total premium earned on other reinsurance derivatives		$0.9	$2.4

Interest expense

Interest expense was $2.6 million and $12.1 million, respectively, for the three and twelve months ended December 31, 2009, compared to $4.6 million and $18.3 million, respectively, for the same periods in 2008.  The decrease in interest expense for the three and twelve months ended December 31, 2009, compared to the same periods in 2008, is primarily related to the decrease in short term interest rates from period to period and the repurchase of $11.25 million of principal amount of the Company’s outstanding $100.0 million Notes during the second quarter of 2008.

Flagstone shareholders’ equity

At December 31, 2009, Flagstone’s shareholders' equity was $1.2 billion and diluted book value per share was $13.97.

Regulation G

This earnings release includes diluted book value per share. This is a non-GAAP financial measure, and a reconciliation of this measure to Flagstone’s shareholders’ equity is presented at the end of this release. The Company believes this measure to be useful alongside comparable GAAP measures in evaluating the Company’s financial performance as management believes the growth in the Company’s diluted book value per share ultimately translates into growth in the Company’s stock price.

Additional information

The Company will host a conference call on Wednesday, February 17, 2010, at 9:30 a.m. (EDT) to discuss this release.  Live broadcast of the conference call will be available through the Investor Section of the Company’s website at www.flagstonere.com.

The Company, through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the Property Catastrophe, Property, and Specialty reinsurance and insurance businesses. Flagstone Réassurance Suisse has received “A-” financial strength ratings from both A.M. Best and Fitch Ratings, and “A3” ratings from Moody's Investors Service.  Island Heritage and Flagstone Reinsurance Africa have received “A-” financial strength ratings from A.M. Best.

The Company is traded on the New York Stock Exchange under the symbol “FSR” and the Bermuda Stock Exchange under the symbol “FSR BH”. Additional financial information and other items of interest are available at the Company’s website located at www.flagstonere.com.

Please refer to the unaudited December 31, 2009, Financial Supplement, which will be posted on the Company’s website for more detailed financial information.

Consolidated Statements of Operations and Comprehensive Income (unaudited) – For the three and twelve month periods ended December 31, 2009 and December 31, 2008 (expressed in thousands of U.S. dollars, except share and per share data)

	Quarter ended		Year ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
REVENUES
Gross premiums written	$123,707	$95,246	$988,491	$781,889
Premiums ceded	(20,830)	(10,758)	(196,022)	(87,191)
Net premiums written	102,877	84,488	792,469	694,698
Change in net unearned premiums	100,250	104,015	(34,014)	(40,530)
Net premiums earned	203,127	188,503	758,455	654,168
Net investment income	8,859	3,367	28,531	51,398
Net realized and unrealized gains (losses) - investments	13,199	(111,778)	39,668	(272,206)
Net realized and unrealized gains (losses) - other	(20)	13,761	11,253	11,617
Other income	9,957	2,946	21,728	8,215
Total revenues	235,122	96,799	859,635	453,192

EXPENSES
Loss and loss adjustment expenses	68,775	84,051	283,185	379,884
Acquisition costs	37,007	26,907	136,471	105,734
General and administrative expenses	42,994	31,992	147,138	99,026
Interest expense	2,615	4,626	12,105	18,297
Net foreign exchange losses (gains)	106	18,215	3,231	21,477
Total expenses	151,497	165,791	582,130	624,418

Income (loss) before income taxes and interest in earnings of equity investments	83,625	(68,992)	277,505	(171,226)
Provision for income tax	(5,336)	714	(5,412)	(1,178)
Interest in earnings of equity investment	(308)	(824)	(1,356)	(1,299)
Net income (loss)	77,981	(69,102)	270,737	(173,703)
Less: Income attributable to noncontrolling interest	(6,476)	(6,460)	(28,545)	(13,599)
NET INCOME (LOSS) ATTRIBUTABLE TO FLAGSTONE	$71,505	$(75,562)	$242,192	$(187,302)

Net income (loss)	$77,981	$(69,102)	$270,737	$(173,703)
Change in currency translation adjustment	(10)	(17,381)	2,600	(16,251)
Change in defined benefit pension plan obligation	(23)	(422)	136	(887)
Comprehensive income (loss)	77,948	(86,905)	273,473	(190,841)
Less: Comprehensive (income) loss attributable to noncontrolling interest	(6,087)	(5,536)	(29,986)	(12,158)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO FLAGSTONE	$71,861	$(92,441)	$243,487	$(202,999)

Weighted average common shares outstanding—Basic	83,071,505	84,878,518	84,279,777	85,328,704
Weighted average common shares outstanding—Diluted	83,294,463	84,878,518	84,503,792	85,328,704
Basic earnings (loss) per common share	$0.86	$(0.89)	$2.87	$(2.20)
Diluted earnings (loss) per common share	$0.86	$(0.89)	$2.87	$(2.20)
Dividends declared per common share	$0.04	$0.04	$0.16	$0.16

Segment Reporting (unaudited) – For the three and twelve month periods ended December 31, 2009 and December 31, 2008 (expressed in thousands of U.S. dollars, except percentages)

	Quarter ended December 31, 2009					Quarter ended December 31, 2008
	Reinsurance	Lloyd's	Insurance	Inter segment Eliminations (1)	Total	Reinsurance	Insurance	Inter segment Eliminations (1)	Total

Gross premiums written	$81,452	$35,940	$14,214	$(7,899)	$123,707	$86,566	$13,438	$(4,758)	$95,246
Premiums ceded	(20,238)	3,263	(11,754)	7,899	(20,830)	(7,942)	(7,574)	4,758	(10,758)
Net written premiums	61,214	39,203	2,460	-	102,877	78,624	5,864	-	84,488
Net premiums earned	$177,405	$23,635	$2,087	$-	$203,127	$186,509	$1,994	$-	$188,503
Other related income	81	4,862	6,153	(3,948)	7,148	(151)	5,085	(3,624)	1,310
Loss and loss adjustment expenses	(52,079)	(16,516)	(180)	-	(68,775)	(83,192)	(859)	-	(84,051)
Acquisition costs	(30,970)	(6,076)	(3,909)	3,948	(37,007)	(26,619)	(3,912)	3,624	(26,907)
General and administrative expenses	(34,426)	(4,420)	(4,148)	-	(42,994)	(29,296)	(2,696)	-	(31,992)
Underwriting Income (Loss)	$60,011	$1,485	$3	$-	$61,499	$47,251	$(388)	$-	$46,863
Loss ratio (2)	29.4%	69.9%	2.2%		33.9%	44.6%	12.1%		44.6%
Acquisition cost ratio (2)	17.5%	25.7%	47.4%		18.2%	14.3%	55.3%		14.3%
General and administrative expense ratio (2)	19.4%	18.7%	50.3%		21.2%	15.7%	38.1%		17.0%
Combined ratio (2)	66.3%	114.3%	99.9%		73.3%	74.6%	105.5%		75.9%
(1) Inter segment eliminations relate to Flagstone Suisse quota share arrangements with Island Heritage and beginning in 2009, also with Lloyd's.

(2) For insurance segment all ratios calculated using expenses divided by net premiums earned plus other related income.

	Year ended December 31, 2009					Year ended December 31, 2008
	Reinsurance	Lloyd's	Insurance	Inter segment Eliminations (1)	Total	Reinsurance	Insurance	Inter segment Eliminations (1)	Total

Gross premiums written	$796,984	$145,889	$84,239	$(38,621)	$988,491	$740,169	$76,926	$(35,206)	$781,889
Premiums ceded	(140,850)	(18,504)	(75,289)	38,621	(196,022)	(46,638)	(75,759)	35,206	(87,191)
Net written premiums	656,134	127,385	8,950	-	792,469	693,531	1,167	-	694,698
Net premiums earned	$689,544	$62,130	$6,781	$-	$758,455	$641,500	$12,668	$-	$654,168
Other related income	3,622	8,749	20,968	(14,187)	19,152	305	13,247	(9,691)	3,861
Loss and loss adjustment expenses	(241,358)	(40,847)	(980)	-	(283,185)	(377,228)	(2,656)	-	(379,884)
Acquisition costs	(121,837)	(14,608)	(14,213)	14,187	(136,471)	(101,528)	(13,897)	9,691	(105,734)
General and administrative expenses	(119,555)	(15,904)	(11,679)	-	(147,138)	(90,026)	(9,000)	-	(99,026)
Underwriting Income (Loss)	$210,416	$(480)	$877	$-	$210,813	$73,023	$362	$-	$73,385
Loss ratio (2)	35.0%	65.7%	3.5%		37.3%	58.8%	10.2%		58.1%
Acquisition cost ratio (2)	17.7%	23.5%	51.2%		18.0%	15.8%	53.6%		16.2%
General and administrative expense ratio (2)	17.3%	25.6%	42.1%		19.4%	14.0%	34.7%		15.1%
Combined ratio (2)	70.0%	114.8%	96.8%		74.7%	88.6%	98.5%		89.4%

(1) Inter segment eliminations relate to Flagstone Suisse quota share arrangements with Island Heritage and beginning in 2009, also with Lloyd's.

(2) For insurance segment all ratios calculated using expenses divided by net premiums earned plus other related income.

Consolidated Condensed Balance Sheets (unaudited) as at December 31, 2009 and December 31, 2008
(expressed in thousands of U.S. dollars, except share data)

	As at December 31, 2009	As at December 31, 2008
ASSETS
Investments:
Fixed maturities, at fair value (Amortized cost: 2009 - $1,198,187 ; 2008 - $787,792)	$1,228,561	$784,355
Short term investments, at fair value (Amortized cost: 2009 - $231,609; 2008 - $30,491)	232,434	30,413
Other investments	46,224	59,968
Total Investments	1,507,219	874,736
Cash and cash equivalents	370,415	783,705
Restricted cash	67,686	42,403
Premium balances receivable	278,956	218,287
Unearned premiums ceded	52,690	31,119
Reinsurance balances receivable	19,270	16,422
Accrued interest receivable	11,223	7,226
Receivable for investments sold	5,160	9,634
Deferred acquisition costs	54,637	44,601
Funds withheld	22,168	14,433
Goodwill and intangibles	52,323	50,014
Other assets	125,021	123,390
Total Assets	$2,566,768	$2,215,970

LIABILITIES
Loss and loss adjustment expense reserves	$480,660	$411,565
Unearned premiums	330,416	270,891
Insurance and reinsurance balances payable	62,864	31,123
Payable for investments purchased	11,457	7,776
Long term debt	252,402	252,575
Other liabilities	63,155	58,577
Total Liabilities	1,200,954	1,032,507

EQUITY
Common voting shares, 300,000,000 authorized, $0.01 par value, issued and outstanding (2009 - 82,985,219; 2008 - 84,801,732)	850	848
Common shares held in treasury, at cost (2009 - 2,000,000; 2008 - nil)	(20)	-
Additional paid-in capital	892,817	897,344
Accumulated other comprehensive loss	(6,976)	(8,271)
Retained earnings	324,347	96,092
Total Flagstone Shareholders' Equity	1,211,018	986,013
Noncontrolling Interest in Subsidiaries	154,796	197,450
Total Equity	1,365,814	1,183,463
Total Liabilities and Equity	$2,566,768	$2,215,970

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual results to differ materially from such statements.  In particular, statements using words such as “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: market conditions affecting the Company’s common share price; the impact of the current unprecedented volatility in the financial markets, including the duration of the crisis and the effectiveness of governmental solutions; the weakening economy, including the impact on our customers' businesses; fluctuations in interest rates; the effects of corporate bankruptcies on capital markets; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedents and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

Non-GAAP Financial Measures

In addition to the GAAP financial measures set forth in this Press Release, we have presented “basic and diluted book value per share”, which are non-GAAP financial measures.  Management uses growth in diluted book value per share as a prime measure of the value the Company is generating for its common shareholders, as Management believes that growth in the Company’s diluted book value per share ultimately translates into growth in the Company’s stock price.

Basic book value per share is defined as total Flagstone’s shareholders’ equity divided by the number of common shares outstanding at the end of the period plus vested restricted share units, giving no effect to dilutive securities.   Diluted book value per share is defined as total Flagstone’s shareholders’ equity divided by the number of common shares and common share equivalents outstanding at the end of the period including all potentially dilutive securities such as the Warrant, Performance Share Units (“PSU”) and Restricted Share Units (“RSU”). When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per share. The Warrant was anti-dilutive and was excluded from the calculation of diluted book value per share as at December 31, 2009 and December 31, 2008.

Book Value per Share (unaudited)

	As at December 31, 2009	As at December 31, 2008
	($ in thousands, except share and per share data)

Flagstone Shareholders' Equity	$1,211,018	$986,013
Potential net proceeds from assumed:
Exercise of PSU (1)	-	-
Exercise of RSU (1)	-	-
Conversion of warrant (2)	-	-
Diluted Flagstone Shareholders' Equity	$1,211,018	$986,013

Common shares outstanding - end of period	82,985,219	84,801,732
Vested RSUs	205,157	135,476
Total Common shares outstanding - end of period	83,190,376	84,937,208

Potential shares to be issued:
PSUs expected to vest	3,305,713	2,189,982
RSUs outstanding	168,000	147,400
Conversion of warrant (2)	-	-
Common Shares Outstanding - Diluted	86,664,089	87,274,590

Basic book value per share	$14.56	$11.61

Diluted book value per share	$13.97	$11.30

Dividends per share paid during the period	$0.16	$0.16

(1) No proceeds due when exercised
(2) Below strike price - not dilutive